NORTH CAROLINA
Department of the Secretary of State

To all whom these presents shall come, Greetings:

I, Elaine F. Marshall, Secretary of State of the State of North Carolina, do hereby certify the following and hereto attached to be a true copy of

ARTICLES OF AMENDMENT

OF

LEVEL BRANDS, INC.

the original of which was filed in this office on the 5th day of December, 2016.

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IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal at the City of Raleigh, this 5th day of December, 2016.

Elaine F. Marshall

Secretary of State

SOSID: 1433573
Date Filed: 12/5/2016 2:22:00 PM
Elaine F. Marshall
North Carolina Secretary of State
C2016 340 00362

State of North Carolina
Department of the Secretary of State

ARTICLES OF AMENDMENT
BUSINESS CORPORATION

Pursuant to §55-10-06 of the General Statutes of North Carolina, the undersigned corporation hereby submits the following Articles of Amendment for the purpose of amending its Articles of Incorporation.

1. The name of the corporation is: Level Brands, Inc.

2. The text of each amendment adopted is as follows (*State below or attach*):

   Article 2 of the Articles of Incorporation of this corporation is hereby amended by adding the following: On the effective date of these Articles of Amendment, the Corporation will effect a reverse stock split (the "Reverse Stock Split") of its outstanding common stock pursuant to which every five (5) issued and outstanding shares, par value $0.001 (the "Old Common Stock") shall be reclassified and converted into one (1) validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share (the "New Common Stock"). Each certificate representing shares of Old Common Stock shall thereafter represent the number of shares of New Common Stock into which the shares of Old Common Stock represented by such [CONTINUED ON EXHIBIT A]

3. If an amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment, if not contained in the amendment itself, are as follows:

4. The date of adoption of each amendment was as follows: November 11, 2016

5. (Check either a, b, c, or d, whichever is applicable)

   a._____The amendment(s) was (were) duly adopted by the incorporators prior to the issuance of shares.
   b._____The amendment(s) was (were) duly adopted by the board of directors prior to the issuance of shares.
   c._____The amendment(s) was (were) duly adopted by the board of directors without shareholder action as shareholder action was not required because (*set forth a brief explanation of why shareholder action was not required.)*

   d. ✓ The amendment(s) was (were) approved by shareholder action, and such shareholder approval was obtained as required by Chapter 55 of the North Carolina General Statutes.

6. These articles will be effective upon filing, unless a delayed time and date is specified:

____

____

This the 5th day of December, 20 16

Level Brands, Inc.
Name of Corporation

Signature

Martin A. Sumichrast, Chief Executive Officer
Type or Print Name and Title

NOTES:
1. Filing fee is $50. This document must be filed with the Secretary of State.

Exhibit A

certificate were reclassified and converted hereby; *provided, further*, that no cash will be paid or distributed as a result of the Reverse Stock Split and no fractional shares will be issued. All fractional shares which would otherwise be required to be issued as a result of the Reverse Stock Split will be rounded up to the nearest whole share.